Exhibit 99.1

Contacts: Alnylam Pharmaceuticals, Inc.
Christine Regan Lindenboom (Investors and Media) 617-682-4340 Josh Brodsky (Investors) 617-551-8276

Alnylam Announces Retirement of Longtime Board Member, Dr. Phillip A. Sharp, Company Co-Founder and Industry Luminary

CAMBRIDGE, Mass., March 5, 2025 – Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), the leading RNAi therapeutics company, today announced the retirement of Dr. Phillip A. Sharp,
Ph.D., from the Company’s Board of Directors, effective as of May 8, 2025. Dr. Sharp has served as a key advisor to Alnylam since he co-founded the Company in 2002. Dr. Sharp will remain a member of the Alnylam Scientific Advisory Board.

“Phil helped pioneer the RNAi revolution, sparking the scientific collaboration that led to Alnylam’s founding and the development of a transformative new class of medicines,” said Yvonne Greenstreet, MBChB, Chief Executive Officer of Alnylam. “He has provided invaluable guidance over the past twenty-two years that has shaped the remarkable company we have built. On behalf of Alnylam – and in honor of the tens of thousands of patients worldwide who have benefitted from RNAi therapeutics – I want to thank Phil for his incredible vision and lasting impact on the field of medicine.”

“Phil has made so many important scientific discoveries and his role at Alnylam has been a critical one,” said Amy W. Schulman, Chair of the Alnylam Board of Directors. “The Board and I want to thank him – we are so grateful to Phil for his role in shaping not only Alnylam but also an entire industry.”

Dr. Sharp is a distinguished scientific leader who holds a multitude of positions and honors throughout academia and industry. He was awarded a Nobel Prize in Physiology or Medicine in 1993 for the discovery of RNA splicing. Additionally, he was awarded the 2004 National Medal of Science and the American Association for Cancer Research (AACR) Award for Lifetime Achievement in Cancer Research in 2020. Dr. Sharp is an Institute Professor Emeritus of the Koch Institute for Integrative Cancer Research at MIT and the Founding Director of the McGovern Institute for Brain Research at MIT. He is a member of the National Academy of Sciences, the Institute of Medicine, and the American Academy of Arts and Sciences. In addition to co-founding Alnylam, Dr. Sharp also co-founded Biogen and has served as a director for numerous other biotechnology companies.

About RNAi
RNAi (RNA interference) is a natural cellular process of gene silencing that represents one of the most promising and rapidly advancing frontiers in biology and drug development today. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and was recognized with the award of the 2006 Nobel Prize for Physiology or Medicine. By harnessing the natural biological process of RNAi occurring in our cells, a new class of medicines known as RNAi therapeutics is now a reality. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam's RNAi therapeutic platform, function upstream of today’s medicines by potently silencing messenger RNA (mRNA) – the genetic precursors – that encode for disease-causing or disease pathway proteins, thus preventing them from being made. This is a revolutionary approach with the potential to transform the care of patients with genetic and other diseases.

About Alnylam Pharmaceuticals
Alnylam (Nasdaq: ALNY) has led the translation of RNA interference (RNAi) into a whole new class of innovative medicines with the potential to transform the lives of people afflicted with rare and prevalent diseases with unmet need. Based on Nobel Prize-winning science, RNAi therapeutics represent a powerful, clinically validated approach yielding transformative medicines. Since its founding in 2002, Alnylam has led the RNAi Revolution and continues to deliver on a bold vision to turn scientific possibility into reality. Alnylam’s commercial RNAi therapeutic products are ONPATTRO® (patisiran), AMVUTTRA® (vutrisiran), GIVLAARI® (givosiran), OXLUMO® (lumasiran), and Leqvio® (inclisiran), which is being developed and commercialized by Alnylam’s partner, Novartis. Alnylam has a deep pipeline of investigational medicines, including multiple product candidates that are in late-stage development. Alnylam is executing on its “Alnylam P5x25” strategy to deliver transformative medicines in both rare and common diseases benefiting patients around the world through sustainable innovation and exceptional financial performance, resulting in a leading biotech profile. Alnylam is headquartered in Cambridge, MA. For more information about our people, science and pipeline, please visit www.alnylam.com and engage with us on X (formerly Twitter) at @Alnylam, or on LinkedIn, Facebook, or Instagram.